EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the use in this Registration Statement of AML Communications, Inc. on Form S-3 of our report, dated June 13, 2001, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern appearing in the prospectus, which is part of this Registration Statement, and of our report dated June 13, 2001, relating to the financial statement schedules appearing elsewhere in this Registration Statement.

        We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 14, 2002